Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement on Form S-4 and in the Joint Proxy Statement/Prospectus of Bristol-Myers Squibb Company and Celgene Corporation, which is part of the Registration Statement, of our written opinion, dated January 2, 2019, appearing as Annex E to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of Bristol-Myers Squibb’s Financial Advisors,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Background of the Merger,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Bristol-Myers Squibb’s Reasons for the Merger; Recommendation of the Bristol-Myers Squibb Board of Directors That Bristol-Myers Squibb Stockholders Approve the Stock Issuance,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Opinions of Bristol-Myers Squibb’s Financial Advisors,” “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Summary of Material Financial Analyses by Morgan Stanley, Dyal Co. and Evercore” and “Celgene Proposal I: Adoption of the Merger Agreement and Bristol-Myers Squibb Proposal I: Approval of the Stock Issuance—Certain Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Edward A. Smith

New York, New York

February 1, 2019